Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
July 30, 2003	Amy Finan
6:00 am EDT	Senior Director, Corporate
Communications & Industry Relations
240.864.2640 or 240.413.3300

ENTREMED REPORTS SECOND QUARTER 2003 RESULTS
Losses Narrow by Over 65%

     Rockville, MD. – July 30, 2003 – EntreMed, Inc. (NASDAQ:ENMD), a biopharmaceutical company focusing on the research and product development of small molecules, today reported results for the three and six-month periods ending June 30, 2003.

     Revenues for the second quarter 2003 were approximately $286,000 versus $309,000 for the comparable period a year ago. The Company reported a net loss for the second quarter of ($5.3 million), or ($0.19) per share. This compares with a net loss of ($11.3 million), or ($0.51) per share, for the same period last year.

     For the six months ending June 30, 2003, revenues were approximately $800,000 versus $369,000 for 2002. Reported net loss for the first six months of 2003 was ($8.95 million), or ($0.36) per share as compared to ($25.8 million) or ($1.18) per share for 2002.

     Neil Campbell, EntreMed President and Chief Operating Officer, commented, “We have strengthened the Company’s financial position during the first six months of the year by cutting losses by 65%, completing two equity transactions and satisfying outstanding 2002 liabilities.”

     Campbell continued, “We are on schedule with finalizing the new formulation of Panzem®, our lead clinical drug candidate, and expect to transition this formulation into new clinical trials in early 2004 and then into our current clinical trials later that year. Depending on the scope and speed of these Panzem® clinical trials, the Company anticipates that its cash and short-term investments will fund activities into 2005.”

     EntreMed will hold a conference call today at 11:00 am EDT to present the second quarter results. A live webcast of the conference call will be available online at www.entremed.com; please log onto EntreMed’s website at least ten minutes prior to the start of the event and follow the instructions.

About EntreMed

EntreMed, Inc. is a clinical-stage biopharmaceutical company developing therapeutics that simultaneously target the biological pathways of angiogenesis (abnormal blood vessel growth) inflammation, coagulation and/or apoptosis (programmed cell death) – pathways associated with over 80 diseases such as cancer, blindness and atherosclerosis. The Company’s clinical drug candidates, led by the small molecule Panzem®, have shown a strong safety profile with neither toxicity nor clinically significant side effects reported to date. Further, doctors have reported tumor regression and disease stabilization in some clinical patients that have received EntreMed drug candidates. The Company also has a rich pipeline of small molecule compounds in preclinical development, consisting primarily of new chemical entities based on 2-methoxyestradiol-related structures (steroidal and non-steroidal analogs) and chemically-derived small molecules from peptides – peptidomimetics. For further information, visit EntreMed’s web site at www.entremed.com.

Forward Looking Statements

This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding, the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

-more-

(Financial Table Attached)

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended
June 30,

	2003	2002

Total revenues	$285,988	$309,170
Research and development	3,918,915	7,311,902
General and administrative	1,674,517	4,238,340
Net Income/(Loss)	(5,258,898)	(11,251,129)
Net Income (Loss) per share (basic)	$(0.19)	$(0.51)
attributable to common shareholders
Weighted average number of shares outstanding (basic)	28,583,985	21,922,860

Six Months Ended
June 30,

	2003	2002

Total revenues	$799,535	$369,100
Research and development	6,549,521	18,170,574
General and administrative	3,301,721	8,029,352
Net Income/(Loss)	(8,949,514)	(25,765,608)
Net Income (Loss) per share (basic)	$(0.36)	$(1.18)
attributable to common shareholders
Weighted average number of shares outstanding (basic)	26,506,440	21,850,376

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